Exhibit 99.1

VERTEX ENERGY ISSUES LETTER TO SHAREHOLDERS

HOUSTON, TX, January 19, 2016 - Vertex Energy, Inc. (NASDAQ:VTNR)(“Vertex Energy” and the “Company”), an environmental services company that recycles industrial waste streams and off-specification commercial chemical products, released a Letter to Shareholders today from Benjamin P. Cowart, Chairman and Chief Executive Officer, highlighting the Company's assessment of 2015, expectations for 2016, and long-term view.

Dear Shareholder:

The arrival of the New Year is an opportune time to take measure of 2015 and convey where we are headed as a company. Despite the challenges resulting from the significant drop in crude oil and related prices, we remain optimistic about the future prospects for Vertex Energy based on changes we made during the past year, plans for 2016 and our view of where the market is headed in the longer term.

As we look at 2015, it is clear that the significant drop in commodity prices had a direct negative impact on the spread between our cost for materials and the prices we can sell our products for in the market. The collateral impact of tighter spreads included a slow down in our overall expansion plans and a more deliberate approach to integrating our recent acquisitions. Throughout this challenging period we made significant adjustments that allowed us to weather the storm and position ourselves for what we believe will be a difficult 2016 turning to a more positive environment in 2017 and beyond.

For the coming year, we will be focused on the following areas:

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Continued Focus on Regional Model:  As spreads have tightened, transportation costs for used motor oil, base oil and finished products have become even more important.  By continuing to focus on collecting, processing and selling on a regional basis, we believe we will remain cost competitive versus industry participants with more centrally located operations, who operate under higher transportation cost models.

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Managing Feedstock Costs: 2015 provided valuable experience in managing feedstock costs. As a leader in the industry, we have been at the forefront of shifting from a “pay for oil” to “charge for oil” model to mitigate the tightening of spreads. This represents a significant paradigm shift for the industry, but one that is long overdue given the overall health of the market, and is a change that we believe will positively impact our bottom line.

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Improved Route Management Infrastructure: We have made significant IT investments in our route management infrastructure that we anticipate will yield greater benefits in 2016.  Efficiency is critical in maintaining a profit in the collection of used motor oil in the current environment, so this will be a focus for us in 2016.

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Consolidation of the Used Oil Collection Sector: It is our belief that the current market conditions will result in a consolidation in the used oil collection space similar to the consolidations that occurred in the re-refining sector over the past two years. We intend to be a participant in this anticipated collection consolidation as we seek to grow our own collected volumes for further processing at our various facilities. We believe that this consolidation, combined with our shift away from pay for oil and the continued shrinking of alternative markets for used motor oil, will have the overall impact of reducing feedstock costs in the future.

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Development of Finished Marine Fuels: The relatively new ECA fuel requirements fit well with our existing processing capabilities particularly in the Gulf Coast. Our vacuum gas oil (VGO) product can be sold into the marine fuel market at improved pricing relative to traditional VGO markets.  We intend to aggressively pursue this market in 2016.

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Continuing to Pursue Alternative Product Markets: We will continue to work to improve margins by potentially creating additional finished products, finding new buyers in intermediate markets and generally moving our products to higher margin uses across our used oil, base oil, VGO and our proprietary Thermal Chemical Extraction Process (TCEP)  product categories.

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Launching of a Finished Lubricant Product Line: Given our expertise in collecting used motor oil and our significant base oil processing capabilities, the next logical step for Vertex Energy is to produce our own line of finished lubes that can be sold into the market. By doing so, we believe that we can improve margins as we will be able to capture the spread between base oil pricing and finished lube pricing.

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Launching a New Vertex Brand Identity:  As we continue to digest the various acquisitions we have made, we will be launching a new Vertex Energy brand identity that will cover all of our businesses and convey the professionalism, environmental stewardship and technological focus of our company.

Despite the anticipated difficult market conditions of 2016, we believe that our efforts during the past year will result in lower costs, improved margins and a healthier company for this year and beyond.

Happy New Year.

/s/ Benjamin P. Cowart
Benjamin P. Cowart
Chairman and Chief Executive Officer

ABOUT VERTEX ENERGY, INC.
Vertex Energy, Inc. (NASDAQ: VTNR) is a leading environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Its primary focus is recycling used motor oil and other petroleum by-product streams. Vertex Energy purchases these streams from an established network of local and regional collectors and generators. Vertex Energy also manages the transport, storage and delivery of the aggregated feedstock and product streams to end users, and manages the re-refining of a portion of its aggregated petroleum streams in order to sell them as higher-value end products. Vertex Energy sells its aggregated petroleum streams as feedstock to other re-refineries and fuel blenders or as replacement fuel for use in industrial burners. The re-refining of used motor oil that Vertex Energy manages takes place at its facility, which uses a proprietary Thermal Chemical Extraction Process (“TCEP”) technology. Based in Houston, Texas, Vertex Energy also has offices in California, Chicago, Georgia, Nevada, and Ohio. More information on Vertex Energy can be found at www.vertexenergy.com.

This press release may contain forward-looking statements, including information about management's view of Vertex Energy's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy's future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.